UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Xenith Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2015 annual meeting of shareholders of Xenith Bankshares, Inc. to be held at The Country Club of Virginia, 6031 St. Andrews Lane, Richmond, Virginia, on Thursday, May 7, 2015, at 10:00 a.m., Eastern Time.

At the annual meeting, you will be asked to (1) elect 10 directors to the Board of Directors to serve until the 2016 annual meeting of shareholders and until their respective successors are elected and qualified, (2) ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (3) conduct a non-binding advisory vote on the compensation of our named executive officers and (4) transact any other business as may properly come before the annual meeting or any adjournments or postponements thereof. In addition, we will review significant accomplishments and events since our last annual meeting of shareholders.

This year we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. We believe this process will expedite shareholders’ receipt of proxy materials, lower our annual meeting costs and help conserve natural resources. We are therefore mailing to our shareholders a notice of internet availability of proxy materials, rather than a paper copy of our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The notice contains instructions on how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

Your vote is very important. I encourage you to vote using one of the methods discussed in the accompanying proxy statement.

Sincerely,

T. Gaylon Layfield, III
President and Chief Executive Officer

March 19, 2015

XENITH BANKSHARES, INC.

One James Center

901 East Cary Street

Suite 1700

Richmond, Virginia 23219

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of shareholders of Xenith Bankshares, Inc. will be held at The Country Club of Virginia, 6031 St. Andrews Lane, Richmond, Virginia, on Thursday, May 7, 2015, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect as directors the 10 nominees named in the accompanying proxy statement to the Board of Directors to serve until the 2016 annual meeting of shareholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of BDO USA LLP as our registered independent accounting firm for the fiscal year ending December 31, 2015.

3.	To conduct a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the accompanying proxy statement.

4.	To transact any other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on March 13, 2015 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

By Order of the Board of Directors

Ronald E. Davis
Corporate Secretary

March 19, 2015

We encourage each shareholder to participate in the annual meeting, either by attending and voting in person or by voting using one of the other acceptable means described under “Questions and Answers about the Annual Meeting – How do I vote?” in the accompanying proxy statement as promptly as possible.

i

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

XENITH BANKSHARES, INC.

TO BE HELD MAY 7, 2015

APPROXIMATE DATE OF MAILING OF THE NOTICE OF INTERNET AVAILABILITY OF

PROXY MATERIALS – MARCH 19, 2015

This proxy statement sets forth certain information with respect to the proxy to be used at the annual meeting of shareholders of Xenith Bankshares, Inc., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors has designated The Country Club of Virginia, 6031 St. Andrews Lane, Richmond, Virginia as the location of the annual meeting. You may obtain directions to the annual meeting by contacting our offices at (804) 433-2200. The annual meeting will be called to order at 10:00 a.m., Eastern Time, on Thursday, May 7, 2015.

The Board of Directors of Xenith Bankshares, Inc. (the Board of Directors or the Board) solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, references in the proxy statement to “Xenith Bankshares,” “we,” “us” or “our” are to Xenith Bankshares, Inc.

Our 2014 Annual Report to Shareholders (our 2014 annual report), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our 2014 Form 10-K), accompanies this proxy statement. Our 2014 annual report is not incorporated into this proxy statement and is not to be considered a part of this proxy statement or as soliciting materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who is asking for my vote and why am I receiving this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement.

We are furnishing this proxy statement to our shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting. A proxy, if duly provided and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q:	Who is entitled to vote?

A:	You may vote if you owned shares of our common stock on March 13, 2015, the date established by the Board of Directors under Virginia law for determining shareholders entitled to notice of and to vote at the annual meeting. On the record date, there were 12,990,256 shares of our common stock outstanding. Each share of our common stock is entitled to one vote.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the SEC), we have elected to provide access to our proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the web site referred to in the notice or request to receive a printed set of the proxy materials, including a proxy or voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy or a proxy card. Patrick D. Hanley, T. Gaylon Layfield, III and Scott A. Reed have been designated as proxies or proxy holders for the annual meeting.

Q:	What is a voting instruction card?

A:	A voting instruction card is the card you receive from your bank, broker or other nominee if you hold your shares of our common stock in street name. The voting instruction card instructs you how to direct your bank, broker or other nominee, as record holder, to vote your shares of our common stock.

Q:	What am I voting on at the annual meeting?

A:	You will be voting on the following matters at the annual meeting:

•	Election of the 10 nominees named in this proxy statement to the Board of Directors to serve until our 2016 annual meeting of shareholders and until their respective successors are elected and qualified.

•	Ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

•	A non-binding advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement.

•	Any other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Q:	How many votes must be present to hold the annual meeting?

A:	In order for the annual meeting to be conducted, at least a majority of the outstanding shares of our common stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or other nominee that are voted on any matter (broker shares) are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	What vote is needed for each matter to be voted on at the annual meeting?

•	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of our common stock voted in the election of directors.

•	The ratification of the appointment of BDO USA LLP requires that the votes cast “FOR” the ratification exceed the number of votes cast “AGAINST” the ratification.

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires that the votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” each of the nominees for director, “FOR” the ratification of the appointment of BDO USA LLP and “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

Q:	How do I vote?

A:	Registered Shareholders. Registered shareholders (shareholders who hold shares of our common stock registered in their own name with our transfer agent, Computershare, as opposed to through a bank, broker or other nominee) may vote:

(1)	over the Internet by accessing the web page www.investorvote.com/XBKS and following the instructions;

(2)	by telephone (touch-tone phones only) by calling toll-free 1-800-652-8683 and following the instructions;

(3)	if you request a printed copy of the proxy materials, which will include a proxy card, by completing, signing, dating and returning the proxy card promptly; or

(4)	in person at the annual meeting.

Shareholders are urged to vote over the Internet or by telephone.

Street Name Shareholders. Shareholders who hold shares of our common stock through a bank, broker or other nominee (street name shareholders) who request printed copies of the proxy materials, should be provided with voting instruction cards by the institution that holds their shares. If you are a street name shareholder who has requested a printed copy of the proxy materials and have not received a voting instruction card from your bank, broker or other nominee, please contact the institution that holds your shares.

Street name shareholders may also be eligible to vote their shares over the Internet or by telephone by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the Internet address or the toll-free telephone number provided on the voting instruction card (if the bank, broker or other nominee provides these voting methods). Otherwise, please complete, sign and date the voting instruction card and return it promptly.

Q:	Can I attend the annual meeting?

A:	The annual meeting is open to all holders of our common stock as of the record date, March 13, 2015. You may vote by attending the annual meeting and voting in person. Even if you plan to attend the annual meeting, however, we encourage you to vote your shares by proxy. We will not permit cameras, recording devices or other electronic devices at the annual meeting.

Q:	Can I change or revoke my vote?

A.	Any shareholder giving a proxy may change or revoke it at any time before the polls are closed for voting at the annual meeting.

If you are a shareholder of record, you may change or revoke your proxy by (1) voting over the Internet or by telephone, (2) timely delivering a later dated proxy or a written notice of revocation to our Corporate Secretary at the address listed under “Shareholder Proposals” on page 30 of this proxy statement or (3) attending the annual meeting and voting in person. Your attendance at the annual meeting will not itself revoke a proxy.

If you are a street name shareholder, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke your previously given voting instructions.

Q:	How will my shares be voted if I do not specify a choice with respect to each proposal?

A:	Shareholders should specify their choice for each matter as provided on the Internet, by telephone or, if you request one, on a proxy card. If you indicate when voting over the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or if you return a signed proxy card without giving specific voting instructions, then the proxy holders will vote your shares “FOR” the election of all nominees for director, “FOR” the ratification of the appointment of BDO USA LLP and “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

As to any other business that may properly come before the annual meeting, the proxy holders will vote the shares of our common stock represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

Q:	How will my shares be voted if I do not provide my proxy?

A:	If you own your shares as a registered holder, which means that your shares of our common stock are registered in your name with Computershare, our transfer agent, your shares will be voted only if you submit your vote over the Internet or by telephone or if you return a signed proxy card. Otherwise, your shares will not be represented at the annual meeting and will not count toward the quorum requirement, which is explained under “— How many votes must be present to hold the annual meeting?” above, unless you attend the annual meeting to vote them in person.

If you are a street name shareholder, your bank, broker or other nominee may or may not vote your shares if you have not provided voting instructions to the bank, broker or other nominee. Whether the bank, broker or other nominee may vote your shares depends on the proposals before the annual meeting. Under the rules of the New York Stock Exchange, which govern brokers, brokers may vote your shares in their discretion on “routine matters.” The ratification of the appointment of BDO USA LLP as our independent registered public accounting firm is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided.

Under the rules of the New York Stock Exchange, when a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is called a “broker non-vote.” The election of the director nominees to the Board of Directors and the approval, on a non-binding advisory basis, of the compensation of our named executive officers are not routine matters and, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes will not be included in the number of votes cast or the vote totals for the election of directors, the ratification of the appointment of BDO USA LLP or the approval, on a non-binding advisory basis, of the compensation of our named executive officers and will not affect the outcome of the vote for these proposals.

Q:	What if I have questions for Xenith Bankshares’ transfer agent?

A:	You can contact our transfer agent directly with questions concerning stock certificates (including how you may exchange share certificates that refer to SuffolkFirst Bank or First Bankshares, Inc. (First Bankshares) for share certificates that refer to Xenith Bankshares, Inc.), transfer of ownership or other matters relevant to your Xenith Bankshares shareholder account at:

Computershare Investor Services

By Mail: P.O. Box 43078, Providence, Rhode Island 02940-3078

By Overnight Delivery: 250 Royall Street, Canton, Massachusetts 02021

Phone number: 1-800-368-5948

Facsimile number: 1-781-298-2866

Q:	Who pays for the solicitation of proxies?

A:	We will pay for the cost of the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to beneficial owners of shares of our common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These persons will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

Q:	Will Xenith Bankshares’ directors be present at the annual meeting?

A:	We have not adopted a formal policy on Board members’ attendance at our annual meetings of shareholders, although all Board members are encouraged to attend. All of the members of the Board of Directors who were directors at that time attended the annual meeting in 2014.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Composition; Nominees for the Board of Directors

Our bylaws provide that the Board of Directors consists of a minimum of eight directors and a maximum of 20 directors. The Board of Directors currently consists of 10 directors.

The 10 persons named below have been nominated to serve as directors until our 2016 annual meeting of shareholders and until their respective successors are elected and qualified. Each of the nominees currently serves as a director with a term of office expiring at the 2015 annual meeting and until the election and qualification of their respective successors. The Board of Directors believes that each of these nominees will be available and able to serve as a director, but if any of these persons should not be available or able to serve, the proxy holders may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

Set forth below is certain information about the nominees for election to the Board of Directors, including the experiences, qualifications, attributes or skills that caused the Governance and Compensation Committee and the Board of Directors to determine that the individual should serve as a director.

Larry L. Felton

Mr. Felton, age 69, has served on our Board of Directors since December 2001. He also serves on the board of directors of Xenith Bank. Mr. Felton is retired. From 1970 until retirement in 2004, Mr. Felton was employed by Angus I. Hines, Inc., a petroleum distributor and convenience store chain in Virginia where Mr. Felton served as Chief Operating Officer, Vice-President-Finance and Administration, and Treasurer. Mr. Felton was one of the founding directors of SuffolkFirst Bank (now known as Xenith Bank) and its parent bank holding company, First Bankshares (now Xenith Bankshares, Inc.). He was a former director of James River Bank/Colonial (formerly Bank of Suffolk), and served on the audit committee of that bank’s holding company, James River Bankshares, Inc., which was purchased by First Virginia Bank in June 2001. Mr. Felton has been a director of Western Branch Metals, LC, a distributor of steel boat shafts, since 1995.

Mr. Felton has experience operating and managing businesses similar to the types of businesses we are targeting for our banking business and corporate governance experience from his past board service.

Palmer P. Garson

Ms. Garson, age 58, has served on our Board of Directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009, which was the effective date of the merger of Xenith Corporation with and into First Bankshares (now Xenith Bankshares) (the merger). She also serves on the board of directors of Xenith Bank. Ms. Garson has been a Managing Director of Silvercrest Asset Management Group, LLC, a wealth and management firm, since March 2014. Previously, she was a Managing Director of Cary Street Partners, LLC, a wealth management and investment banking company, from 2007 to 2014. Prior to joining Cary Street Partners, LLC, Ms. Garson was a co-founder and Managing Partner of Jefferson Capital Partners, a private equity firm focused on providing growth financing to well-managed, late stage, rapidly growing companies, primarily in the consumer, business services, education, health care and selected information technology industries, from 1989 to 2007. Prior to co-founding Jefferson Capital Group, Ltd. in 1989, Ms. Garson developed extensive corporate finance and investment banking experience while working for A.G. Edwards from 1987 to 1989, for Morgan Stanley & Co. from 1983 to 1986, and for Mellon Bank from 1979 to 1981. Ms. Garson’s primary focus as an investment banker was in the field of mergers and acquisitions. Ms. Garson currently serves on the board of directors of First Street, a Jefferson Capital Partners portfolio company.

Ms. Garson has extensive corporate finance experience with several industries and extensive board experience from her past board service.

Patrick D. Hanley

Mr. Hanley, age 70, has served on our Board of Directors since January 20, 2010. He also serves on the board of directors of Xenith Bank. Mr. Hanley serves as non-executive chairman of the board of Gallium Technologies, LLC, a company that designs accounts receivable collection software, since January 2012 and served as its Chief Executive Officer from August 2009 to January 2012. Prior to his work with Gallium Technologies, LLC, Mr. Hanley served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation, a truckload and less-than-truckload carrier and wholly-owned subsidiary of United Parcel Service, Inc., from August 2005 to October 2007, also having previously served as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation from October 2003 through July 2005. Mr. Hanley serves on the board of directors of NewMarket Corporation (NYSE: NEU), where he serves on the nominating and corporate governance committee and as chairman of the audit committee.

Mr. Hanley has extensive knowledge on the management of public companies and significant accounting, finance and SEC reporting experience.

Peter C. Jackson

Mr. Jackson, age 53, has served on our Board of Directors since December 2001. He also serves on the board of directors of Xenith Bank. Mr. Jackson has been President of Jackson Real Estate, a family owned and operated real estate business, and a director of Western Branch Metals, LC since 1999. From 1992 to 1999, Mr. Jackson was a Vice President at James River Bank/Colonial (formerly Bank of Suffolk), a subsidiary of James River Bankshares, Inc., which was purchased by First Virginia Bank in June 2001. Mr. Jackson was one of the founding directors of SuffolkFirst Bank (now known as Xenith Bank). Mr. Jackson is a 1996 graduate of the University of Virginia’s McIntire School of Commerce. Mr. Jackson serves on the board of directors of the Community Action Coalition of Virginia. In 2012, Mr. Jackson was appointed to the Board of Zoning Appeals for the City of Suffolk, Virginia.

Mr. Jackson has significant experience in the management of banks and public bank holding companies, including through his past board service, and knowledge of the Hampton Roads real estate markets, especially the Suffolk real estate market.

T. Gaylon Layfield, III

Mr. Layfield, age 63, has served on our Board of Directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Layfield has been President and Chief Executive Officer of both Xenith Bankshares and Xenith Bank since December 22, 2009, having previously served as President and Chief Executive Officer of Xenith Corporation from February 18, 2008 until December 22, 2009. He is the former President of Timber Resource Management, L.L.C., a privately held timber investment management organization, having previously served in various increasing roles of responsibility with Signet Banking Corporation (Signet), a $12 billion bank holding company that was acquired by First Union Corporation (now Wells Fargo & Company) from 1975 until Signet’s acquisition in November 1997. From December 1996 to November 1997, Mr. Layfield was President and Chief Operating Officer of Signet and served on Signet’s board of directors, its management committee, its asset and liability committee and its credit policy committee. Mr. Layfield served as Senior Executive Vice President and on Signet’s management and senior credit committees from 1988 to 1996. From 1991 until 1996, Mr. Layfield was responsible for Signet’s Consumer Banking, which included the branch delivery system, Signet Financial Services, Signet Mortgage Company, Educational Funding, Telephone Banking Center, Trust/Affluent and Small Business banking, having previously been head of Signet’s commercial line of business from 1987 to 1991. Mr. Layfield served as Signet’s Executive Vice President from 1986 to 1988, Regional Executive Officer of Signet’s Hampton Roads Region from 1983 to 1986, officer-in-charge of Signet’s National/International division from 1982 to 1983 and officer-in-charge of Commercial Lending for Signet’s Capital Division from 1980 to 1982. He joined Signet in 1975 as an international credit analyst and for the next five years, he held various positions in the International Division, including officer-in-charge of Business Development.

Mr. Layfield has extensive executive bank management and public bank holding company experience, as well as significant knowledge about the mid-Atlantic region business and banking environment.

Michael A. Mancusi

Mr. Mancusi, age 71, has served on our Board of Directors since February 2, 2012. He also serves on the board of directors of Xenith Bank. Mr. Mancusi is currently a Managing Director in the Forensic and Litigation Consulting practice of FTI Consulting LLC, a global business advisory firm that provides consulting solutions to a wide range of industries, including banking and financial services companies. In 1986, Mr. Mancusi co-founded The Secura Group where he served as Managing Director and Chief Executive Officer from 1993 to 2007, when the firm was acquired by LECG, LLC, which later sold the firm to FTI Consulting LLC in March 2011. Mr. Mancusi consulted on a wide variety of issues, including risk management, the credit management process, regulatory compliance, and management and organizational issues. Prior to co-founding The Secura Group, Mr. Mancusi spent 18 years with the Office of the Comptroller of the Currency (OCC) as an examiner and senior policy maker. He was a member of the Comptroller’s policy group, the OCC’s Senior Management Committee.

Mr. Mancusi has significant experience advising businesses, specifically, financial services businesses, and extensive experience as a bank regulator.

Robert J. Merrick

Mr. Merrick, age 70, has served on our Board of Directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Merrick is retired, having formerly served as the Chief Investment Officer of MCG Capital Corporation (MCG), a business development company (NASDAQ: MCGC), from 1998 until June 2009. Mr. Merrick was also on MCG’s board of directors where he served as chairman of the investment committee, a member of the enterprise risk committee and a member of the credit committee until his resignation on June 17, 2009.

Mr. Merrick started his banking career in 1967 with Chemical Bank, served in the United States Army from 1968 through 1971 and worked for American Security Bank from 1971 to 1976. Mr. Merrick joined Bank of Virginia, a predecessor to Signet, in 1976 and rose to the office of Executive Vice President and Chief Credit Officer for Signet from 1985 to 1997. In that role, he was responsible for all credit extensions within the bank and bank holding company. He was the chairman of Signet’s credit policy committee and a member of the asset and liability, management, safety and soundness, and administrative committees. Mr. Merrick was a director of CRIIMI MAE from 1998 to 2004 and a director of the Bank of Richmond from 2004 to 2007, serving as chairman of its credit committee and a member of its asset and liability and executive committees.

Mr. Merrick has extensive banking, corporate finance, senior executive, credit and risk management experience.

Scott A. Reed

Mr. Reed, age 44, has served on our Board of Directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Reed is a principal and founding partner of BankCap Partners. Before founding BankCap Partners in 2005, Mr. Reed had a diverse career that included derivatives trading, consulting, investment banking, and corporate strategy and planning. Most recently, Mr. Reed served in a number of roles culminating as Senior Vice President at Carreker Corporation from 2002 to 2004. From 2000 to 2002, Mr. Reed worked in the Financial Institutions Group at Bear, Stearns & Co. Inc., where he focused on mergers and acquisitions and capital market transactions. Prior to joining Bear, Stearns & Co. Inc., Mr. Reed worked from 1998 to 2000 for Bain & Company, a management consulting company, where he focused on corporate strategy formation and implementation for numerous Fortune 100 companies. Mr. Reed started his career as an options trader for Swiss Bank Corporation, where he managed a diverse portfolio while working on the Pacific Stock Exchange in San Francisco. Mr. Reed also serves as a director of Silverate Bank in La Jolla, California and is a member of the advisory board of the Commerce School at the University of Virginia.

Mr. Reed has a strong corporate business background and significant experience in financial institutions, investment banking and strategic transactions.

Mark B. Sisisky

Mr. Sisisky, age 64, has served on our Board of Directors since December 22, 2009, having previously served as a director of Xenith Corporation from June 2008 until December 22, 2009. He also serves on the board of directors of Xenith Bank. Mr. Sisisky is a Managing Director of Heritage Wealth Advisors, a registered investment advisor. Prior to joining Heritage Wealth Advisors, Mr. Sisisky was a partner at Caprin Asset Management for 11 years. Mr. Sisisky previously served for 14 years as President and Chief Executive Officer of Lee Distributing Co., Inc., an Anheuser-Busch wholesaler, serving Southside Virginia. Mr. Sisisky sold Lee Distributing in April 2001. Mr. Sisisky also serves as Managing Partner and Chief Investment Officer of New Dominion of Virginia LC, an active investment partnership.

In August 2002, former Virginia Governor Mark Warner appointed Mr. Sisisky to the steering committee of the Economic Development Strategic Planning Task Force — One Virginia / One Future. Mr. Sisisky has also been appointed by four Virginia governors to the Virginia-Israel Partnership and Advisory Board. In January 2008, Mr. Sisisky was elected to serve on The Board of Governors for The Community Foundation Serving Richmond and Central Virginia.

Mr. Sisisky has extensive experience operating and managing businesses and investment portfolio and risk management, as well as substantial corporate governance experience from his past board service.

Thomas G. Snead, Jr.

Mr. Snead, age 61, has served on our Board of Directors since May 1, 2013 and currently serves as Chairman of the Board of Directors. He also serves on the board of directors of Xenith Bank. Mr. Snead is retired, having previously served as President and Chief Executive Officer of Wellpoint Inc., Southeast Region, a managed care and health insurance company from December 2004 through January 2006. From July 2002 to December 2004, he served as President of Anthem Southeast, a subsidiary of Anthem, Inc. From April 2000 through July 2002, he was the Chairman and Chief Executive Officer of Trigon Healthcare, Inc. (Trigon), a managed healthcare company. Prior to that, he served in other various positions for Trigon, including President and Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and he was also a director of Trigon. Mr. Snead previously served on the board of LandAmerica Financial Group Inc., having also served on its executive, executive compensation, corporate governance and audit committees, the last of which he served as chairman.

Mr. Snead currently serves on the board of directors of Tredegar Corporation (NYSE: TG), where he serves on the executive compensation and nominating and governance committees, and CSA Medical, Inc., a privately-held medical device company, as well as several community organizations, including the Community Foundation, Virginia Home for Boys and Girls Foundation, the Virginia Historical Society and the Virginia Commonwealth University School of Business Foundation.

Mr. Snead has extensive executive management and corporate finance experience from his past executive and board service.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees listed above.

Board of Directors

We are managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance policies. The Corporate Governance Guidelines are available as specified under “Communications and Company Documents — Corporate Governance Materials” on page 31 of this proxy statement.

Independence of Directors

The Board of Directors has affirmatively determined that Ms. Garson and Messrs. Felton, Hanley, Jackson, Mancusi, Merrick, Sisisky and Snead are “independent” directors within the NASDAQ Stock Market (NASDAQ) listing standards and the independence standards of our Corporate Governance Guidelines, which are attached as Exhibit A to our Corporate Governance Guidelines, which are available as specified under “Communications and Company Documents — Corporate Governance Materials” on page 31 of this proxy statement. For a director to be considered independent, the Board of Directors must determine that the director does not have a relationship with Xenith Bankshares that would interfere with the exercise of judgment in carrying out the responsibilities of a director. The Board of Directors has established guidelines to assist it in determining director independence, which are included in our Corporate Governance Guidelines and conform to the independence requirements in the NASDAQ listing standards.

As set forth in our Corporate Governance Guidelines, in order for a director to be considered “independent” by the Board of Directors, he or she must not (1) be employed by us or any of our subsidiaries in the past three years, (2) have accepted payments from us or any parent or subsidiary of us in excess of $120,000 during any period in the past 12 consecutive months, with certain exceptions, or have a family member who accepted the same, (3) be a family member of an individual who is employed by us or any of our subsidiaries as an executive officer in the past three years, (4) be, or have a family member who is, a partner in, a controlling shareholder of or an executive officer of any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, with certain exceptions, (5) be one of our directors who is, or have a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of the other entity, or (6) be, or have a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years. As used above, “family member” refers to a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in any these persons’ homes.

Board Leadership Structure

We have no policy with respect to the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and our bylaws permit more than one office to be held by the same person. However, the Board of Directors determined in 2009 after the merger that having an independent director serve as Chairman of the Board was in the best interest of Xenith Bankshares and our shareholders, and we believe that decision has served us well during the ensuing years. In today’s challenging economic and regulatory environment, the Chief Executive Officer is required to devote substantial time, effort and energy to his position and directors are required to devote substantial time, effort and energy to successfully navigate a variety of issues and guide the policies and practices of the companies they oversee.

We believe that our current governance structure allows our Chief Executive Officer, Mr. Layfield, to focus his time and energy running the day-to-day operations and allows our Chairman, Mr. Snead, who is an independent director, to lead the Board of Directors in its fundamental role of providing independent oversight of and advice to management. We believe that Messrs. Layfield and Snead have had an excellent working relationship and open lines of communication. We also believe that this structure has promoted a greater role for the independent directors in the oversight of Xenith Bankshares and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board believes its administration of its risk oversight function has been enhanced by this leadership structure.

Our Corporate Governance Guidelines require the Board to designate a lead independent director to preside over executive sessions of our independent directors and to facilitate information flow and communication between the directors and the Chairman at any time that the Chairman is not an independent director.

Board of Directors Meetings

During calendar year 2014, the Board of Directors held 16 meetings. During 2014, each incumbent director attended at least 78% of the aggregate of (1) the total number of meetings of the Board of Directors held during 2014 while he or she was a member of the Board of Directors and (2) the total number of meetings of all committees of the Board on which the director then served.

Meetings of Independent Directors

To ensure free and open communication among the independent directors of the Board of Directors, each fiscal year the independent directors hold one or more regularly scheduled executive sessions without non-independent directors or management present, at times and for any purpose the independent directors consider appropriate. The Chairman of the Board chairs all meetings of the independent directors and, in his absence, or if the Chairman of the Board is not independent, the independent directors will select another chair for the meeting. These meetings may be scheduled to coincide with the dates of regular Board meetings. The independent directors may invite our independent registered public accounting firm, legal counsel, other consultants or advisors, finance staff and other employees to attend portions of these meetings. To the extent determined appropriate by the Board of Directors, the independent directors may also meet in executive session with non-employee directors who are not independent under the NASDAQ listing standards, so long as the independent directors meet separately in executive session at least once per year.

Board’s Role in Risk Oversight

We face a number of risks, including interest rate risk, financial and credit risks associated with our loan portfolio and investments, and regulatory risks. Management is responsible for the day-to-day management of risks we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors believes that establishing the right “tone at the top” and maintaining full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Chairman meets regularly with our Chief Executive Officer and other senior officers to discuss strategy and risks facing the company. Senior management attends the Board’s monthly meetings and is available to address any questions or concerns raised by the Board of Directors on risk management-related and any other matters. The Board of Directors regularly receives presentations from senior management on strategic matters involving our operations. The Board of Directors holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the company.

While the Board of Directors is ultimately responsible for risk oversight at our company, various Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk, as provided in their respective charters. In particular, our Audit and Compliance Committee focuses on risks associated with accounting and financial exposures, internal controls and compliance with legal and regulatory requirements. The Governance and Compensation Committee oversees risks associated with our Corporate Governance Guidelines, compliance with listing standards for independent directors and our executive compensation policies and plans. The Asset and Liability Committee oversees investment risk, including our exposure to interest rate risk. The Credit Policy Committee oversees risks associated with Xenith Bank’s lending and credit policies.

Annual Board Evaluations

The Board of Directors annually assesses the effectiveness of the Board and the operations of its committees. The annual Board and committee self-evaluations are conducted by a third-party interviewer. The results of the self-evaluations are reported anonymously to the Board in executive session by the third-party interviewer. The Governance and Compensation Committee develops and recommends to the Board the annual self-evaluation process and, based on the results of the evaluation, makes recommendations to the Board regarding its processes and other items deemed appropriate to improve or provide for effective functioning of the Board and its committees.

Committees of the Board of Directors

As noted above, the Board of Directors established various committees to assist it with its responsibilities. These committees are described below.

Audit and Compliance Committee

Messrs. Hanley (Chairman), Felton and Merrick and Ms. Garson currently serve on the Audit and Compliance Committee. The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website. See “Communications and Company Documents — Corporate Governance Materials” on page 31 of this proxy statement. During 2014, the Audit and Compliance Committee met on seven occasions. The Board of Directors has determined that all of the members of the Audit Committee are “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended, and the rules thereunder (the Exchange Act), as incorporated into the NASDAQ listing standards, and the independence standards of our Corporate Governance Guidelines. The Board of Directors has further determined that each of the members of the Audit and Compliance Committee is financially literate as required by the NASDAQ listing standards and the rules promulgated by the SEC. The Board of Directors has also determined that Messrs. Hanley and Merrick are “audit committee financial experts,” as that term is defined in the rules promulgated by SEC under the Sarbanes-Oxley Act of 2002. For a description of the responsibilities of the Audit and Compliance Committee, see the Audit and Compliance Committee’s charter, which is available as described above, and “The Audit and Compliance Committee Report” on page 26 of this proxy statement.

Executive Committee

Messrs. Snead (Chairman), Hanley, Layfield, Merrick and Reed currently serve on the Executive Committee, which operates under a written charter adopted by the Board of Directors. The Executive Committee did not meet in 2014. The Executive Committee meets as needed and, subject to Virginia law, generally has the same powers as the Board of Directors in the management of business affairs between meetings of the Board of Directors, but does not have the authority to exercise all of the Board’s powers. The committee makes recommendations to the Board of Directors regarding matters important to overall management and strategic operation.

Credit Policy Committee

Messrs. Merrick (Chairman), Jackson, Layfield, Reed and Snead currently serve on the Credit Policy Committee, which operates under a written charter adopted by the Board of Directors. The Credit Policy Committee met on 10 occasions during 2014. The Credit Policy Committee is responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to Xenith Bank’s loan policy.

Asset and Liability Committee

Messrs. Felton (Chairman), Layfield, Mancusi and Reed currently serve on the Asset and Liability Committee, which operates under a written charter adopted by the Board of Directors. During 2014, the Asset and Liability Committee met on five occasions. The principal responsibilities of this committee include overseeing Xenith Bank’s actions relating to interest rate and liquidity risks; reviewing management strategies for investment securities activities, deposit programs and lending initiatives; evaluating Xenith Bank’s liquidity position and considering the impact of anticipated changes in that position; and approving trading strategies and reviewing positions in securities. The Asset and Liability Committee is also responsible for Xenith Bank’s overall investment strategy and asset/liability and investment policy.

Governance and Compensation Committee

Ms. Garson (Chairman) and Messrs. Hanley, Sisisky and Snead currently serve on the Governance and Compensation Committee. The Governance and Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website. See “Communications and Company Documents — Corporate Governance Materials” on page 31 of this proxy statement. During 2014, the Governance and Compensation Committee met on seven occasions. The Board of Directors has determined that all of the members of the Governance and Compensation Committee are (i) “independent” within the meaning of the NASDAQ listing standards and the independence standards of our Corporate Governance Guidelines, (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and (iii) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Governance and Compensation Committee’s principal responsibilities are to identify individuals qualified to be directors consistent with criteria approved by the Board and to recommend director nominees to the Board; recommend individual directors to the Board to serve on each standing committee; ensure that the Audit and Compliance Committee and the Governance and Compensation Committee are comprised of directors who meet the independence standards applicable to those committees; lead the Board of Directors in its annual review of the Board’s performance; and take a leadership role in shaping our corporate governance.

The Governance and Compensation Committee is also responsible for overseeing and approving our management continuity process. At least annually, the Governance and Compensation Committee reviews and evaluates the succession plans relating to the Chief Executive Officer and other executive officer positions and makes recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions. The Governance and Compensation Committee also monitors and evaluates risks related to our management succession planning process.

In addition, the Governance and Compensation Committee is responsible for performance evaluations of officers and for creating officer compensation plans. The Governance and Compensation Committee is also responsible for recommending to the Board of Directors the compensation of our non-employee directors and our President and Chief Executive Officer, approving the compensation of our other executive officers upon the recommendation of our President and Chief Executive Officer, reviewing our compensation, incentive compensation and equity-based plans, and administering and making awards under such plans. In fulfilling these responsibilities in 2014, the Governance and Compensation Committee engaged Frederic W. Cook & Co. (the Cook firm) to provide advice and recommendations on the compensation of our non-employee directors and our executive officers to be paid in 2015. The Cook firm performed a competitive peer group analysis of non-employee director compensation at 20 financial institutions (our peer group) and provided recommendations as to the form and amount of non-employee director retainers to the Governance and Compensation Committee based on this analysis. The Cook firm also performed a competitive analysis of compensation of certain executive officers, including our named executive officers, using our peer group and the 2014 McLagan Regional & Community Bank survey. Based on this analysis, the Cook firm provided recommendations to the Governance and Compensation Committee as to the form and amount of compensation for these executive officers. Based on an assessment under SEC rules, we do not believe the Cook firm’s services raise a conflict of interest or prevent the Cook firm from providing services related to non-employee director and executive compensation.

Consideration of Director Nominees

Director Qualifications

The Board of Directors believes that directors should have a range of talents, skills and expertise sufficient to provide prudent guidance with respect to our operations and interests. The Corporate Governance Guidelines provide that at all times a majority of directors must be “independent directors” as defined by the NASDAQ listing standards and the specific independence requirements established by the Board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to our business;

•	participate in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn our business; and

•	represent the long-term interests of all shareholders.

In addition, the Board of Directors has determined that the Board as a whole must have the right diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience, and mix of characteristics and skills for the optimal functioning of the Board in its oversight responsibilities. Specifically, the Board believes it should be comprised of persons with skills in areas such as:

•	strategic planning — knowledge of our business model, the formulation of corporate strategies, and knowledge of our key competitors and regional markets;

•	banking — significant experience in the banking industry in the Mid-Atlantic region and in our target markets particularly;

•	leadership and executive development — skills in training senior executives and the ability to assist the Chief Executive Officer in his development;

•	relationships — understanding how to interact with regulatory agencies, investors, financial analysts and the communities in which we operate; and

•	finance and audit — understanding of finance matters, financial statements and auditing procedures, and other technical expertise.

Identifying and Evaluating Nominees for Directors

The Governance and Compensation Committee Charter requires the Governance and Compensation Committee to assess the skill areas currently represented on the Board to determine the director nominees. In making this assessment, the Governance and Compensation Committee considers the skills that could improve the overall quality and ability of the Board to carry out its function. When evaluating the suitability of individuals for Board membership, the Governance and Compensation Committee takes into account many factors, including whether the individual has one or more of the skills listed above; whether the individual meets the requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a bank in today’s business environment; the individual’s understanding of our business and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. In the event vacancies are anticipated, or arise, candidates may come to the attention of the Governance and Compensation Committee through current Board members, management, shareholders, professional search firms or other persons. The Governance and Compensation Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Governance and Compensation Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election. There are no differences in the manner in which the Governance and Compensation Committee evaluates director candidates based on whether the candidate is recommended by a shareholder.

Director Candidate Recommendations and Nominations by Shareholders

The Governance and Compensation Committee Charter provides that it will consider director candidate recommendations made by shareholders. Shareholders should submit any such recommendations to the Governance and Compensation Committee through the method described in “Communications and Company Documents — Communicating with the Board of Directors” on page 31 of this proxy statement. In addition, in accordance with our bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the bylaws and summarized in “Shareholder Proposals” on page 30 of this proxy statement.

The Governance and Compensation Committee did not receive any recommendations from any shareholders in connection with the 2015 annual meeting.

Compensation of Non-Employee Directors for 2014

The Governance and Compensation Committee has adopted the following annual retainer policy for our non-employee directors:

•	$25,000 annual retainer for all non-employee directors;

•	$10,000 annual retainer for the Chairman of the Board; and

•	$4,000 annual retainer for the Chairperson of each committee.

Beginning in May 2014, the Governance and Compensation Committee adopted a retainer payment policy based on board service from one annual meeting of shareholders to the next annual meeting of shareholders instead of based on service during a calendar year. As a result, for 2014, the retainers for all directors were paid in two installments in the form of equity grants under the shareholder-approved Xenith Bankshares, Inc. 2012 Stock Incentive Plan, as amended and restated (the 2012 Incentive Plan).

On January 3, 2014, for service on the board beginning on January 1, 2014 through April 30, 2014, each non-employee director received a number of restricted stock units equal as nearly as possible to but not to exceed the dollar amount representing one-third of the annual retainer fee payable to such director for 2014, based on $5.96, the closing price of our common stock as reported on the NASDAQ on the day before the date of grant. These restricted stock units vested over a four-month period that ended on April 30, 2014 and became non-forfeitable upon vesting. On May 2, 2014, for service on the board beginning on May 1, 2014 through May 6, 2015, each non-employee director received a number of restricted stock units equal as nearly as possible to but not to exceed the dollar amount representing the total annual retainer fee payable to such director for 2014, based on $6.04, the closing price of our common stock as reported on the NASDAQ on the day before the date of grant. These restricted stock units vest over a 12-month period ending on April 30, 2015 and become non-forfeitable upon vesting. All vested shares of restricted stock units will be settled two years from the date of grant. Upon settlement of the restricted stock units, the directors will be entitled to vote the shares and to receive cash dividends, if any.

The following table presents the compensation received by the non-employee directors for services they provided as directors during fiscal year 2014.

2014 Non-Employee Director Compensation

Name	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Total ($)
Larry L. Felton	28,993	—	28,989
Palmer P. Garson	28,993	—	28,989
Patrick D. Hanley	28,993	—	28,989
Peter C. Jackson	24,998	—	24,996
Michael A. Mancusi	24,998	—	24,996
Malcolm S. McDonald(4)	11,664	—	11,664
Robert J. Merrick	28,993	—	28,989
Scott A. Reed	24,998	—	24,996
Mark B. Sisisky	24,998	—	24,996
Thomas G. Snead, Jr.	31,663	—	31,659

(1)	These amounts represent the aggregate grant date fair value of the restricted stock unit awards granted to each of the non-employee directors for retainers for service during 2014. The amounts were calculated based on the closing price of our common stock as reported on the NASDAQ on the day before the applicable date of grant. These amounts were computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under generally accepted accounting principles. For a description of the assumptions we used, see Note 25 to our financial statements, included in our 2014 Form 10-K.
(2)	The following table shows the number of stock awards, consisting entirely of restricted stock units, held by each of our non-employee directors as of December 31, 2014:

Name	Vested Restricted Stock Units (#)	Unvested Restricted Stock Units (#)
Larry L. Felton	6,979	1,601
Palmer P. Garson	7,325	1,601
Patrick D. Hanley	7,325	1,601
Peter C. Jackson	6,315	1,380
Michael A. Mancusi	6,315	1,380
Malcolm S. McDonald	4,834	—
Robert J. Merrick	7,325	1,601
Scott A. Reed	6,315	1,380
Mark B. Sisisky	6,315	1,380
Thomas G. Snead, Jr.	8,428	1,932

(3)	No options were awarded to the non-employee directors in 2014. The following table shows the aggregate number of outstanding option awards held by each of our non-employee directors as of December 31, 2014:

	Number of Option Awards
Name	Exercisable	Unexercisable
Larry L. Felton	11,333	1,667
Palmer P. Garson	15,683	1,667
Patrick D. Hanley	16,333	1,667
Peter C. Jackson	11,333	1,667
Michael A. Mancusi	6,667	3,333
Malcolm S. McDonald	17,350	—
Robert J. Merrick	15,683	1,667
Scott A. Reed	15,683	1,667
Mark B. Sisisky	15,683	1,667
Thomas G. Snead, Jr.	—	—

(4)	Mr. McDonald retired from the Board of Directors on May 1, 2014 at the completion of his term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Our Audit and Compliance Committee is responsible for reviewing and overseeing related person transactions. Our Audit and Compliance Committee operates under a written charter, the relevant provisions of which require the Audit and Compliance Committee to review any proposed related person transactions for potential conflict of interest situations. The Audit and Compliance Committee reviews each related person transaction on a case by case basis and approves only those related person transactions that it determines in good faith to be in the best interest of Xenith Bankshares.

For purposes of this policy, a “related person transaction” means any transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which any related person will have a direct or indirect material interest. For purposes of this policy, a “related person” means any person who is a director, a nominee for director or an executive officer of Xenith Bankshares or Xenith Bank (or an immediate family member of such director, nominee for director or executive officer) or a beneficial owner of more than 5% of the outstanding shares of our common stock (or an immediate family member of such owner).

Lending Relationships with Insiders

Xenith Bank has ordinary lending relationships with certain directors and executive officers of Xenith Bankshares and Xenith Bank and persons with whom they are associated. In the opinion of management, all loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with persons not related to Xenith Bankshares or Xenith Bank. These loans and commitments were made in the ordinary course of business and do not involve more than a normal risk of collection or present other unfavorable features. Xenith Bank expects to have similar lending relationships in the future.

Both the directors and executive officers of Xenith Bankshares and Xenith Bank, and their related interests, have various types of lending relationships with Xenith Bank. As of December 31, 2014 and 2013, the total amount of loans outstanding to these individuals was $706 thousand and $756 thousand, respectively. New loans to directors and executive officers during the years ended December 31, 2014 and 2013 totaled $10 thousand and $8 thousand, respectively.

Deposits of directors and executive officers of Xenith Bankshares and Xenith Bank as of December  31, 2014 and 2013 amounted to $3.1 million and $1.5 million, respectively.

Relationship with BankCap Partners

General

BankCap Partners is a private equity fund that focuses on early stage banks across the United States. BankCap Partners, through its wholly-owned subsidiary, BCP Fund I Virginia Holdings, LLC (BCP Fund LLC), purchased $35.0 million of shares of Xenith Corporation common stock, constituting 73.6% of the shares sold in Xenith Corporation’s private offering of shares of its common stock on June 26, 2009. Following the completion of the merger in which each share of Xenith Corporation common stock was converted into .8700 shares of Xenith Bankshares common stock, as of January 31, 2015, BankCap Partners was the beneficial owner of 3,671,500 shares of our common stock (including warrants to purchase 391,500 shares of our common stock at an exercise price of $11.49 per share, all of which warrants are currently exercisable), or 27.4% of the outstanding shares of our common stock.

BankCap Partners Fund I, L.P. (BankCap Partners Fund) is the sole member of BCP Fund LLC. The general partner of BankCap Partners Fund is BankCap Partners GP, L.P. (BankCap Partners GP). The general partner of BankCap Partners GP is BankCap Equity Fund, LLC (BankCap LLC). Scott A. Reed, who currently serves on the Board of Directors, is a manager of BankCap LLC. References herein to “BankCap Partners” are to BankCap Partners Fund, BCP Fund LLC, BankCap Partners GP and BankCap LLC, collectively.

Investor Rights Agreement

Voting Agreement. Under the terms of the amended and restated investor rights agreement, dated as of December 23, 2010 (the investor rights agreement), BankCap Partners and all of the former directors and executive officers of Xenith Corporation who became directors and executive officers of Xenith Bankshares and who purchased shares of Xenith Corporation in its June 2009 private offering have agreed to vote their shares of Xenith Bankshares common stock in favor of (1) one designee of BankCap Partners for election to the Board of Directors for so long as BankCap Partners is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the Bank Holding Company Act), with respect to Xenith Bankshares, and (2) one additional designee of BankCap Partners for election to the Board of Directors for so long as BankCap Partners and its affiliates own 25% or more of the outstanding shares of our voting capital stock. They have also agreed to vote their shares of our common stock in favor of (1) removing the designee of BankCap Partners on the Board of Directors at the request of BankCap Partners and the election to the Board of Directors of a substitute designee of BankCap Partners, and (2) ensuring that any vacancy on the Board of Directors caused by resignation, removal or death of a BankCap Partners designated director is filled in accordance with the agreement above.

Registration Rights. In addition, under the investor rights agreement, each shareholder who purchased shares of Xenith Corporation common stock in its June 2009 private offering has certain registration rights with respect to such shares. At any time after June 26, 2011, holders of our common stock who purchased 20% or more of the shares of Xenith Corporation common stock sold by Xenith Corporation in its June 2009 private offering, which were converted into shares of our common stock in the merger (institutional investors), and their permitted transferees have the right to demand that we register for resale under the Securities Act of 1933, as amended, all or part of the shares of our common stock held by such institutional investor, subject to certain exceptions and conditions. If a demand for registration is made, we are obligated to notify all other holders of shares of our common stock who purchased shares of Xenith Corporation common stock in its June 2009 private offering of the demand for registration, and such holders will have the right, subject to certain exceptions and conditions, to join the proposed registration and resale. We are not obligated to effect more than three such registrations or more than one such registration in any consecutive nine-month period. As between the institutional investors, BankCap Partners has the sole and exclusive right to demand two such registrations and each other institutional investor has the sole and exclusive right to demand one such registration. BankCap Partners is our only institutional investor and the only shareholder to receive such right.

In addition, under the investor rights agreement, at any time after June 26, 2011, the holders of our common stock that are a party to the investor rights agreement have the right to participate, subject to certain exceptions and conditions, in any underwritten public offerings of our common stock that we undertake (piggy-back offering rights). These piggy-back offering rights may be limited if the managing underwriters advise us that in their opinion due to marketing factors the number of shares requested to be included in such registration exceeds the number which can reasonably be expected to be sold in the particular offering.

Other than the payment of all expenses incident to the registration of shares under the investor rights agreement and the reimbursement of travel expenses incurred by Mr. Reed who serves on the Board of Directors, which we provide to all of our non-employee directors, we have no other reimbursement obligations to BankCap Partners.

SECTION 16(A)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Xenith Bankshares’ directors, executive officers and persons who own more than 10% of our common stock file reports of beneficial ownership on Forms 3, 4 and 5 with the SEC. Based on a review of Forms 3, 4, and 5 filed during 2014, we believe that, during the year ended December 31, 2014, all directors and executive officers complied with the Section 16(a) reporting requirements.

STOCK OWNERSHIP

Below is information on the beneficial ownership of our common stock as of January 31, 2015 by each director, each named executive officer and each person or group of affiliated persons who beneficially owns more than 5% of our common stock. The table also shows the beneficial ownership of all of our directors and executive officers as a group as of January 31, 2015. Unless otherwise noted below, each person named in the table has sole voting and sole investment power with respect to each of the shares reported as owned by such person.

Amount and Nature of Beneficial Ownership(1)

Name	Shares of Xenith Bankshares Common Stock		Exercisable Options and Warrants		Total	Percent of Class(2)
Directors and Named Executive Officers:
Wellington W. Cottrell, III	52,158	(3)	52,920		105,078	*
Ronald E. Davis	29,255	(4)	52,920		82,175	*
Larry L. Felton	39,958	(5)	11,333		51,291	*
Palmer P. Garson	46,832	(6)	18,293		65,125	*
Patrick D. Hanley	23,850	(7)	16,333		40,183	*
Peter C. Jackson	86,105	(8)	11,333		97,438	*
T. Gaylon Layfield, III	195,883	(9)	203,600		399,483	3.0%
Michael A. Mancusi	16,354	(10)	6,667		23,021	*
Robert J. Merrick	46,250	(11)	17,423		63,673	*
Thomas W. Osgood	75,435		102,800		178,235	1.4%
Scott A. Reed	3,313,254	(12)	407,183	(13)	3,720,437	27.8%
Mark B. Sisisky	12,854	(14)	19,163	(15)	32,017	*
Thomas G. Snead, Jr.	74,861	(16)	—		74,861	*
All of our directors and executive officers as a group (16 individuals)	4,099,647		992,670		5,092,317	36.4%
Principal Shareholders:
BankCap Partners(17)	3,280,000		391,500	(13)	3,671,500	27.4%
Wellington Management Company, LLP(18)	961,757		—		961,757	7.4%
Voting Group:
Former Xenith Corporation Shareholder Voting Group(19)	3,800,321		917,257		4,717,578	33.9%

*	Represents less than 1% of total outstanding shares, including exercisable options and warrants.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if (a) he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security or (b) he or she has the right to acquire beneficial ownership of the security within 60 days; provided, however, that beneficial ownership of securities that may be acquired within 60 days is not taken into account in calculating the beneficial ownership of any other shareholder. This includes shares that may be deemed beneficially owned by virtue of family relationships, joint ownership, voting power or investment power.

(2)	Based on 12,990,256 shares outstanding as of January 31, 2015.
(3)	Includes 2,673 shares that have vested, but are held by us until settlement on March 3, 2016.
(4)	Includes 14,037 shares held jointly with his spouse.
(5)	Includes 8,330 shares held jointly with his spouse. Also includes 1,621 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,600 shares that have vested, but are held by us until settlement on May 2, 2016.
(6)	Includes 1,621 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,600 shares that have vested, but are held by us until settlement on May 2, 2016.
(7)	Includes 13,000 shares held jointly with his spouse. Also includes 1,621 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,600 shares that have vested, but are held by us until settlement on May 2, 2016.
(8)	Includes 46,768 shares held by Jackson Investments, LLC and 29,230 shares held by Jackson Family Investments, L.L.C., with respect to which Mr. Jackson shares investment and voting power. Also includes 1,398 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,104 shares that have vested, but are held by us until settlement on May 2, 2016.
(9)	Includes 42,055 shares held in trust for the benefit of Mr. Layfield’s children, for which Mr. Layfield serves as the trustee. Also includes 15,383 shares that have vested, but are held by us until settlement on March 3, 2016.
(10)	Includes 6,694 shares held jointly with his spouse. Also includes 1,398 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,104 shares that have vested, but are held by us until settlement on May 2, 2016.
(11)	Includes 1,621 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,600 shares that have vested, but are held by us until settlement on May 2, 2016.
(12)	Includes 3,280,000 shares held by BCP Fund LLC. Mr. Reed shares voting and investment power over the shares held by BCP Fund LLC. BankCap Partners Fund is the sole member of BCP Fund LLC. The general partner of BankCap Partners Fund is BankCap Partners GP. The general partner of BankCap Partners GP is BankCap LLC. Scott A. Reed, who serves on the Board of Directors, is a manager of BankCap LLC. Also includes 1,398 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,104 shares that have vested, but are held by us until settlement on May 2, 2016.
(13)	Includes options to purchase 15,683 shares held by Mr. Reed and warrants to purchase 391,500 shares held by BCP Fund LLC. See Note (12) above.
(14)	Includes 1,398 shares that have vested, but are held by us until settlement on January 3, 2016 and 3,104 shares that have vested, but are held by us until settlement on May 2, 2016.
(15)	Includes 2,175 warrants held by New Dominion of Virginia, LC. Mr. Sisisky has sole voting and investment power over the shares held by New Dominion of Virginia, LC.
(16)	Includes 65,250 shares held in a trust for which Mr. Snead serves as investment manager. Also includes 3,168 shares that have vested, but are held by us until settlement on May 2, 2015, 1,398 shares that have vested, but are held by us until settlement on January 3, 2016 and 4,345 shares that have vested, but are held by us until settlement on May 2, 2016.
(17)	The business address of BCP Fund LLC is 2100 McKinney Avenue, Suite 1225, Dallas, Texas 75201.
(18)	Based solely on the information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2014. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.
(19)	Under the terms of the investor rights agreement that each purchaser of shares of Xenith Corporation common stock in its June 2009 private offering was required to execute, BankCap Partners and all of the former directors and executive officers of Xenith Corporation who became directors and executive officers of Xenith Bankshares and who purchased shares of Xenith Corporation in its private offering agreed to vote their shares of the our common stock in favor of (a) one designee of BankCap Partners for election to the Board of Directors for so long as BankCap Partners is a registered bank holding company under the Bank Holding Company Act with respect to us and (b) one additional designee of BankCap Partners for election to the Board of Directors for so long as BankCap Partners and its affiliates own 25% or more of the outstanding voting capital stock of Xenith Bankshares. They have also agreed to vote their shares of our common stock in favor of (1) removing the designee of BankCap Partners on the Board of Directors at the request of BankCap Partners and the election to the Board of Directors of a substitute designee of BankCap Partners, and (2) ensuring that any vacancy on the Board of Directors caused by resignation, removal or death of a BankCap Partners designated director is filled in accordance with the agreement above. The members of the former Xenith Corporation shareholder voting group include BankCap Partners, Messrs. Layfield, McDonald, Merrick, Reed, Sisisky, Cottrell, Davis, W. Jefferson O’Flaherty and Osgood and Ms. Garson. The address for the former Xenith Corporation shareholder voting group is One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation decisions with respect to our President and Chief Executive Officer are made by the Board of Directors based upon the recommendation of the Governance and Compensation Committee. Compensation decisions with respect to our other executive officers are made by the Governance and Compensation Committee based upon the recommendation of our President and Chief Executive Officer. Under its charter, the Governance and Compensation Committee’s responsibilities include recommending to our Board of Directors the compensation of our President and Chief Executive Officer, approving the compensation of our other executive officers and reviewing our compensation, incentive compensation and equity-based plans, and administering and making awards under such plans. In connection with the merger, we assumed from Xenith Corporation individual employment agreements with certain executive officers, including Messrs. Layfield, Osgood, Davis and Cottrell, the material terms of which are described under “— Employment Agreements” below. With respect to these individuals, compensation decisions are based on compliance with the elements within the individual contracts. Our Board of Directors, with respect to our President and Chief Executive Officer, and the Governance and Compensation Committee, with respect to our other executive officers, however, retain the discretion to award compensation to these individuals that is in addition to the compensation provided under the terms of the individual employment agreements. Our Chief Executive Officer and the three most highly compensated executive officers, other than our Chief Executive Officer, serving as executive officers as of December 31, 2014 are collectively referred to herein as our named executive officers.

2014 Compensation Decisions for Named Executive Officers

For 2014, the Governance and Compensation Committee approved the following:

•	awards under the annual incentive plan for 2014 for our named executive officers and certain other key employees (the 2014 Annual Incentive Plan); and

•	awards of shares of restricted stock to our named executive officers.

2014 Annual Incentive Plan Awards

The 2014 Annual Incentive Plan was a pay-for-performance plan intended to reward each participant based on the attainment of financial performance goals based on 2014 pre-tax net income, which was weighted at 75% of any potential incentive award. In addition, individual performance ratings, which were based on annual management objectives set forth by the Chief Executive Officer in the case of all participants other than our Chief Executive Officer and by the Governance and Compensation Committee in the case of our Chief Executive Officer, were weighted at 25% of any potential incentive award. Before any incentive awards could be earned, however, the pre-tax net income goal had to be achieved at the threshold level and Xenith Bank must have received an acceptable rating, as determined by the Governance and Compensation Committee, from the Federal Reserve Bank of Richmond.

The following annual incentive opportunities were available under the 2014 Annual Incentive Plan for the named executive officers:

		Opportunity as % of 2014 Base Salary
Name	2014 Base Salary	Threshold	Target	Superior
T. Gaylon Layfield, III	$260,000	20%	40%	60%
Thomas W. Osgood	$241,020	15%	30%	45%
Ronald E. Davis	$241,020	15%	30%	45%
Wellington W. Cottrell, III	$241,020	15%	30%	45%

For 2014, the Governance and Compensation Committee approved the following financial performance goals based on pre-tax net income:

2014 Financial Performance Goals
Threshold	Target	Superior
$2.38 million	$3.40 million	$4.42 million

In addition to the financial performance goals, the Governance and Compensation Committee approved individual performance objectives in determining the Chief Executive Officer’s incentive payment under the 2014 Annual Incentive Plan and the Chief Executive Officer approved individual performance objectives in determining the other named executive officers’ incentive payments under the 2014 Annual Incentive Plan. Individual performance categories for our named executive officers included: (1) providing overall leadership to the Board of Directors, management and associates that ensures the continuation of a corporate culture consistent with our vision, mission and values; (2) implementing a 2014 strategic plan for the company; (3) maintaining and streamlining, where appropriate, our infrastructure to support our business strategy; (4) ensuring an acceptable regulatory exam, regulatory relationship and audit results; and (5) refining and institutionalizing our enterprise risk management program. The Governance and Compensation Committee or the Chief Executive Officer, as applicable, did not apply a precise formula in linking individual results to incentive payment amounts, but rather used the overall accomplishment, or lack of accomplishment, of the management objectives to determine the rating.

Incentive awards earned at the threshold or target levels were paid in cash unless a participant elected to take all or a portion of his or her incentive award in shares of our common stock or restricted stock units; however, to promote greater long-term alignment with shareholder interests and to meet stock ownership guidelines, any incentive awards earned above the target level were to be paid in the form of shares of our common stock or restricted stock units. Restricted stock units will be deferred for two years and will be non-forfeitable from the date of grant.

Xenith Bank received a rating from the Federal Reserve Bank of Richmond that the Governance and Compensation Committee determined to be acceptable. With respect to the annual management objective component of the formula, each named executive officer achieved at least the threshold goal. For 2014, after crediting back one-time merger expenses of approximately $1.27 million related to our June 2014 acquisition of Colonial Virginia Bank, the company’s pre-tax net income was approximately $3.34 million, or approximately 98% of the financial performance target. However, the Governance and Compensation Committee, upon the recommendation of the Chief Executive Officer, decided to award only 75%, not 98%, of the potential award because the increase in pre-tax net income was achieved in part by the income generated directly from the acquisition of Colonial Virginia Bank and not strictly through organic growth of loans and deposits.

As a result of the foregoing, our named executive officers received the following annual incentive awards:

Total Award ($)
T. Gaylon Layfield, III	84,500
Thomas W. Osgood	58,749
Ronald E. Davis	54,230
Wellington W. Cottrell, III	58,749

As permitted under the plan, Messrs. Layfield and Osgood each elected to take his respective annual incentive award in the form of restricted stock units and Messrs. Davis and Cottrell each elected to take his respective annual incentive award in the form of a combination of cash and restricted stock units.

Restricted Stock Awards

For 2014, the Governance and Compensation Committee recommended and the Board approved in the case of Mr. Layfield and the Governance and Compensation Committee approved with respect to the other named executive officers awards of 10,000 shares of restricted stock to Mr. Layfield and 4,000 shares restricted stock to each of Messrs. Osgood, Davis and Cottrell under the 2012 Incentive Plan. The restricted stock awards were not made pursuant to a formal plan or formula, but were based on a general evaluation of overall performance of Xenith Bankshares and Xenith Bank and the performance of the individual executive officers during the year. In particular, in making its determination, the Governance and Compensation Committee approved employee performance restricted stock grants as a long term incentive to be awarded in lieu of a long term incentive plan and were based on the individual’s performance in 2014, the individual’s overall contribution to our success or a need for retention of such key individuals. The named executive officers are not guaranteed to receive grants of restricted stock each year.

2014 Summary Compensation Table

The following table shows the total compensation for the years ended December 31, 2014 and 2013 paid to or earned by our named executive officers.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Nonequity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
T. Gaylon Layfield, III President and Chief Executive Officer	2014 2013	260,000 260,000	— —	148,499 128,358	(3) (4)	— —	— —	11,460 10,098	419,959 398,456

Thomas W. Osgood Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer	2014 2013	241,020 241,020	— —	84,346 24,040	(5)	— —	— 70,589	21,485 22,089	346,851 357,738

Ronald E. Davis Executive Vice President, Chief Operations and Technology Officer and Corporate Secretary	2014 2013	241,020 241,020	— —	39,155 40,078	(6) (7)	— —	40,672 48,129	21,603 22,179	342,450 351,406

Wellington W. Cottrell, III Executive Vice President and Chief Credit Officer	2014 2013	241,020 241,020	— —	54,970 40,078	(8) (9)	— —	29,374 48,129	18,027 18,489	343,391 347,716

(1)	These amounts were computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under generally accepted accounting principles. For a description of the assumptions we used, see Note 25 to our financial statements, included in our 2014 Form 10-K.
(2)	Reflects the cash component of the Annual Incentive Plan awards for 2013 and 2014.
(3)	Includes 13,203 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Layfield’s election, at a grant date fair value of $84,499, and 10,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $64,000.
(4)	Includes 15,383 restricted stock units awarded on March 3, 2014 under the annual incentive plan for 2013 (the 2013 Annual Incentive Plan), pursuant to Mr. Layfield’s election, at a grant date fair value of $92,298, and 6,000 shares of restricted stock granted on January 23, 2014 at a grant date fair value of $36,060.
(5)	Includes 9,179 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Osgood’s election, at a grant date fair value of $58,746, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.
(6)	Includes 2,118 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Davis’s election, at a grant date fair value of $13,555, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.
(7)	Includes 2,673 shares of common stock awarded on March 3, 2014 under the 2013 Annual Incentive Plan, pursuant to Mr. Davis’s election, at a grant date fair value of $16,038, and 4,000 shares of restricted stock granted on January 23, 2014 at a grant date fair value of $24,040.

(8)	Includes 4,589 restricted stock units awarded on February 27, 2015 under the 2014 Annual Incentive Plan, pursuant to Mr. Cottrell’s election, at a grant date fair value of $29,370, and 4,000 shares of restricted stock granted on January 29, 2015 at a grant date fair value of $25,600.
(9)	Includes 2,673 restricted stock units awarded on March 3, 2014 under the 2013 Annual Incentive Plan, pursuant to Mr. Cottrell’s election, at a grant date fair value of $16,038, and 4,000 shares of restricted stock granted on January 23, 2014 at a grant date fair value of $24,040.

2014 Outstanding Equity Awards as of Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and stock awards that have not vested held by the named executive officers as of December 31, 2014.

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
T. Gaylon Layfield, III	46,400	(2)	23,200	(2)	—	4.15	8/14/2022	18,000	(6)	115,200	(7)
	8,000	(3)	4,000	(3)	—	3.61	2/22/2022
	10,000	(4)	—		—	4.01	8/1/2021
	69,600	(5)	—		—	11.49	12/22/2019
Thomas W. Osgood	23,200	(2)	11,600	(2)	—	4.15	8/14/2022	6,667	(6)	42,669	(7)
	5,000	(3)	2,500	(3)	—	3.61	2/22/2022
	5,000	(4)	—		—	4.50	4/3/2021
	34,800	(5)	—		—	11.49	12/22/2019
Ronald E. Davis	11,600	(2)	5,800	(2)	—	4.15	8/14/2022	6,667	(6)	42,669	(7)
	5,000	(3)	2,500	(3)	—	3.61	2/22/2022
	5,000	(4)	—		—	4.50	4/3/2021
	24,360	(5)	—		—	11.49	12/22/2019
Wellington W. Cottrell, III	11,600	(2)	5,800	(2)	—	4.15	8/14/2022	6,667	(6)	42,669	(7)
	5,000	(3)	2,500	(3)	—	3.61	2/22/2022
	5,000	(4)	—		—	4.50	4/3/2021
	17,400	(5)	—		—	11.49	12/22/2019

(1)	None of the named executive officers exercised any stock options during 2014.
(2)	On August 14, 2012, we granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of our common stock, respectively, because, pursuant to the terms of each of their employment agreements, annual profitability was obtained prior to December 22, 2012. The options have a 10-year term and vest in three equal installments on each anniversary of the date of grant. See “— Employment Agreements” below for more information on these option grants.
(3)	On February 23, 2012, we granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of our common stock. The options have a 10-year term and vest in three equal installments on each anniversary of the date of grant.
(4)	In 2011, we granted to each of Messrs. Layfield, Osgood, Davis and Cottrell options to purchase shares of our common stock. The options were granted to (a) Mr. Layfield on August 2, 2011 and (b) Messrs. Osgood, Davis and Cottrell on April 4, 2011. The options have a 10-year term and vested in three equal installments on each anniversary of the date of grant.
(5)	Prior to the merger, pursuant to their respective employment agreements, Messrs. Layfield, Osgood, Davis and Cottrell were granted options to purchase 80,000, 40,000, 28,000 and 20,000 shares of common stock of Xenith Corporation, respectively, at an exercise price of $10.00 per share. See “— Employment Agreements” below. In the merger, these options were automatically converted into options to purchase 69,600, 34,800, 24,360 and 17,400 shares of Xenith Bankshares common stock, respectively, based on the exchange ratio at an exercise price of $11.49 per share. These options have a 10-year term and vested in three equal installments on each anniversary of the completion of the merger.

(6)	The Governance and Compensation Committee awarded 18,000 shares of restricted stock to Mr. Layfield on February 7, 2013 and 4,000 shares of restricted stock to each of Messrs. Osgood, Davis and Cottrell on January 24, 2013. The restricted stock vests in the number of whole shares that most nearly equals (but does not exceed) one-third of the shares on each of the first and second anniversaries of the date of grant. The remaining restricted stock vests on the third anniversary of the date of grant. For purposes of vesting, Mr. Layfield’s grant date is January 24, 2013. The Governance and Compensation Committee awarded 6,000 shares of restricted stock to Mr. Layfield and 4,000 shares of restricted stock to each of Messrs. Osgood, Davis and Cottrell on January 21, 2014. The restricted stock vests in the number of whole shares that most nearly equals (but does not exceed) one-third of the shares on each of the first and second anniversaries of the date of grant. The remaining restricted stock vests on the third anniversary of the date of grant.
(7)	The market value of the shares that have not vested is based on the closing price of our common stock of $6.40, as reported on the NASDAQ on December 31, 2014.

Employment Agreements

On May 8, 2009, Xenith Corporation entered into employment agreements with Messrs. Layfield, Osgood, Davis and Cottrell. Xenith Bankshares assumed the rights and obligations of Xenith Corporation under these employment agreements by operation of law at the effective time of the merger and immediately transferred them to Xenith Bank under an assignment and assumption agreement.

Mr. Layfield’s Employment Agreement

The initial term of Mr. Layfield’s employment was for 24 months and began December 22, 2009. In accordance with the terms of his employment agreement, the term of Mr. Layfield’s employment automatically extends for additional 12-month periods unless proper notice of termination of the employment agreement is given by either Xenith Bank or Mr. Layfield. In order to retain his service as a member of our talented executive team, Mr. Layfield’s employment agreement has been extended in accordance with its original term.

Under his employment agreement, Mr. Layfield receives a salary of $260,000 per year. In addition, he may receive incentive compensation awarded from time to time by the Governance and Compensation Committee and subject to any approval required by the Board of Directors, applicable laws and governing regulatory agencies or authorities, based on Xenith Bank’s attainment of performance goals established by the Board of Directors in consultation with the Governance and Compensation Committee.

Mr. Layfield was awarded under his employment agreement options to purchase an aggregate of 80,000 shares of Xenith Corporation common stock, with the grant of the option to purchase the first 50,000 shares, at an exercise price of $10.00 per share, effective on May 8, 2009, and the grant of the remaining 30,000 shares, at an exercise price of $10.00 per share, was effective on June 26, 2009. In the merger, these options were converted into options to purchase an aggregate of 69,600 shares of Xenith Bankshares common stock based on the exchange ratio at an exercise price of $11.49 per share. These options have a 10-year term and vested in three equal installments on each anniversary of the completion of the merger.

Additionally, on August 14, 2012, Mr. Layfield was granted options to purchase 69,600 shares of our common stock because, pursuant to the terms of his employment agreement, annual profitability was obtained prior to December 22, 2012 (the third anniversary of the completion of the merger). For the purposes of Mr. Layfield’s employment agreement, “annual profitability” shall have been attained in the month in which Xenith Bankshares shall have achieved pre-tax profitability in accordance with accounting principles generally accepted in the United States (or GAAP) after giving effect to the costs of all options granted during the trailing 12 months, as determined by our Board of Directors. These options were (1) granted at a price determined by our Governance and Compensation Committee in accordance with the 2012 Incentive Plan, (2) vest in three equal installments on each anniversary of the date of grant and (3) following their grant, become 100% vested if Mr. Layfield’s employment is terminated other than for cause either before or after a change of control.

Mr. Layfield also receives other customary benefits such as participation in incentive, savings and retirement plans and benefits in the event of disability. If Mr. Layfield’s employment is terminated with cause, he will have no right to compensation or other benefits, with the exception of vested benefits under any employee benefit plan, after the termination for cause. If Mr. Layfield’s employment is terminated other than for cause and no change of control event has occurred, he (or his beneficiaries or estate in the case of his subsequent death) will receive a severance payment equal to the sum of (1) any incentive compensation paid to him during the 12 months preceding the termination of his employment under his employment agreement plus (2) the greater of (a) one year of his then-current base salary and (b) his then-current base salary that would have been paid over the remaining balance of the initial 24-month term (total compensation). Total compensation will be paid in 12 equal monthly installments beginning 30 days following the termination, and incentive compensation will be paid in a lump sum on the first day of the seventh month following the termination. Mr. Layfield will receive two times his total compensation if his employment is terminated other than for cause following a change of control to be paid in the same manner described above. Additionally, all options granted to Mr. Layfield to purchase shares of Xenith Bankshares common stock will become 100% vested following his termination other than for cause either before or after a change of control. During the period when Mr. Layfield and his eligible dependents will be entitled to continued health plan coverage pursuant to applicable law (COBRA) coverage, we will reimburse Mr. Layfield on a monthly basis for any amounts he pays for his and his eligible dependents’ COBRA coverage. If Mr. Layfield’s right to COBRA coverage ends before the second anniversary of the event of Mr. Layfield’s termination, we will make cash payments to him on a monthly basis, beginning the month following the end of such coverage and ending 24 months after the termination of his employment, equal to the COBRA coverage monthly premium for the type and level of coverage provided to Mr. Layfield and his eligible dependents immediately prior to the cessation of the COBRA coverage. As a precondition to payment of severance, COBRA coverage and other payments, in all cases, Mr. Layfield will execute a full release and waiver of all known or unknown claims and causes of action he might have, have had or may have against us. The employment agreement also provides that, during his employment and for a period of 12 months following the termination of his employment, Mr. Layfield will be restricted from soliciting our customers or employees or otherwise competing with us.

Other Employment Agreements

The employment agreements with Messrs. Osgood, Davis and Cottrell contain terms substantially similar to those in Mr. Layfield’s employment agreement except as described below. Messrs. Osgood, Davis and Cottrell each receives a base salary of $241,020. Under the terms of their employment agreements, they were granted options to purchase 40,000, 28,000 and 20,000 shares of common stock of Xenith Corporation, respectively, at an exercise price of $10.00 per share, effective May 8, 2009. In the merger, these options were converted into options to purchase 34,800, 24,360 and 17,400 shares of our common stock, respectively, based on the exchange ratio at an exercise price of $11.49 per share. These options have a 10-year term and vested in three equal installments on each anniversary of the completion of the merger.

Additionally, Messrs. Osgood, Davis and Cottrell were granted options to purchase 34,800, 17,400 and 17,400 shares of our common stock, respectively, as annual profitability was obtained prior to December 22, 2012 (the third anniversary of the completion of the merger). For the definition of “annual profitability,” see “— Mr. Layfield’s Employment Agreement” above. These options were (1) granted at a price determined by our Governance and Compensation Committee in accordance with the 2012 Incentive Plan, (2) vest in three equal installments on each anniversary of the date of grant and (3) following their grant, become 100% vested if the executive’s employment is terminated other than for cause either before or after a change of control.

THE AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee oversees the quality and integrity of Xenith Bankshares’ financial reporting processes and its systems of internal accounting controls. Management is responsible for our financial statements, including our system of internal accounting controls, and the independent registered public accounting firm is responsible for performing an independent audit of those financial statements. The Audit and Compliance Committee operates under a written charter that has been adopted by the Board of Directors.

The Audit and Compliance Committee has met and held discussions with management and BDO USA LLP, our independent registered public accounting firm, regarding Xenith Bankshares’ audited 2014 financial statements. Management represented to the Audit and Compliance Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit and Compliance Committee has reviewed and discussed the consolidated financial statements with management and BDO USA LLP.

The Audit and Compliance Committee has discussed with BDO USA LLP the matters required to be discussed under Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (or PCAOB). In addition, the Audit and Compliance Committee has received the written disclosures and the letter from BDO USA LLP relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with BDO USA LLP that firm’s independence from Xenith Bankshares.

In reliance upon the Audit and Compliance Committee’s discussions with management and BDO USA LLP, and the Audit and Compliance Committee’s review of the representations of management and the report of BDO USA LLP to the Audit and Compliance Committee, the Audit and Compliance Committee recommended that the Board of Directors include the audited consolidated financial statements in Xenith Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

AUDIT AND COMPLIANCE COMMITTEE

Patrick D. Hanley, Chairman

Larry L. Felton

Palmer P. Garson

Robert J. Merrick

Independent Registered Public Accounting Firm

Dismissal of Grant Thornton LLP

As previously disclosed, on October 1, 2014, we dismissed Grant Thornton LLP as our independent registered public accounting firm, upon the approval of the Audit and Compliance Committee. The audit reports on our financial statements for the fiscal years ended December 31, 2013 and 2012 issued by Grant Thornton LLP did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period from January 1, 2014 through September 30, 2014, (1) there were no disagreements between us and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference thereto in its report on our financial statements for such periods, and (2) there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

Engagement of BDO USA LLP

As previously disclosed, on October 1, 2014, our Audit and Compliance Committee approved the engagement of BDO USA LLP to audit our financial statements as of and for the fiscal year ended December 31, 2014.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period from January 1, 2014 through September 30, 2014, we did not consult BDO USA LLP with respect to our financial statements, which were audited by Grant Thornton LLP as our independent registered public accounting firm, with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on our financial statements or (3) to any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees Billed by Independent Registered Public Accounting Firms

The following table presents the fees billed for professional audit services rendered by Grant Thornton LLP for the audit of Xenith Bankshares’ consolidated financial statements for the year ended December 31, 2013 and the subsequent interim period from January 1, 2014 through September 30, 2014, and fees billed for other services rendered by Grant Thornton LLP during this period.

	2014	2013
Audit fees(1)	$40,000	$212,100
Audit related fees(2)	43,938	4,575
Tax fees	—	—
All other fees	35,000	—

	$118,938	$216,675

(1)	For 2014, includes amounts billed in connection with the review of the company’s first and second quarter financial statements. For 2013, includes amounts billed in connection with the 2013 audit. In 2013, amount includes fees paid for limited audit services required due to the company’s participation in the Small Business Lending Fund.
(2)	For 2014, includes amounts incurred prior to dismissal (a) relating to the 2014 Federal Family Education Loan Program agreed-upon procedures for the guaranteed student loan program and additional billings related to the 2013 audit and (b) for out-of-pocket costs billed in 2014 and related to 2014 services provided. For 2013, includes out-of-pocket costs billed in 2013 and related to the 2013 audit.

The following table presents the fees billed for professional audit services rendered by BDO USA LLP for the audit of Xenith Bankshares’ consolidated financial statements for the year ended December 31, 2014 and fees billed for other services rendered by BDO USA LLP during the period of October 1, 2014 through December 31, 2014.

2014
Audit fees(1)	$105,000
Audit related fees(2)	20,063
Tax fees	—
All other fees	—

$125,063

(1)	Includes amounts billed in connection with the review of the company’s third quarter financial statements and 2014 audited financial statements.
(2)	Includes amounts incurred relating to (a) the 2014 Federal Family Education Loan Program agreed-upon procedures for the guaranteed student loan program, (b) the Small Business Lending Fund limited audit procedures, (c) the acquisition of Colonial Virginia Bank and (d) out-of-pocket costs billed in 2014.

All of the above services were pre-approved by the Audit and Compliance Committee. The Audit and Compliance Committee considers the provision of all of the above services to be compatible with maintaining the independence of our independent registered public accounting firm, BDO USA LLP or Grant Thornton LLP, as applicable.

Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit and Compliance Committee, or a designated member of the Audit and Compliance Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to assure that the provisions of such services do not impair the independent registered public accounting firm’s independence. The Audit and Compliance Committee has delegated interim pre-approval authority to Patrick D. Hanley, Chairman of the Audit and Compliance Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Compliance Committee has appointed BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that such appointment be submitted for ratification by the shareholders at the annual meeting. We expect representatives of BDO USA LLP to be present at the meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit and Compliance Committee’s appointment of BDO USA LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. If our shareholders fail to ratify the appointment, our Audit and Compliance Committee will take such failure into consideration in future years. If our shareholders ratify the appointment, our Audit and Compliance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in our best interests.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA LLP as Xenith Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (or the Dodd-Frank Act) enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In response to the preference expressed by our shareholders at the 2014 annual meeting, the Board adopted a policy of holding this non-binding advisory vote annually.

At our 2014 annual meeting, more than 98% of the shares voted were cast in support of the compensation of our named executive officers. The Board recommends that shareholders again approve and support the decisions pertaining to the compensation of our named executive officers. Through these programs, we seek to align the interests of our named executive officers with the interests of our shareholders. Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term operational and strategic goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. For more information on compensation of our executive officers, see “Compensation of Executive Officers” above.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement, in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, the Board or the Governance and Compensation Committee of the Board. Nevertheless, the Governance and Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the shareholders of Xenith Bankshares, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed under Compensation of Executive Officers, including the compensation tables, related footnotes and narrative discussion, in the company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our 2016 annual meeting of shareholders, unless the Board modifies its policy of holding a non-binding advisory vote to approve the compensation of our named executive officers on an annual basis.

SHAREHOLDER PROPOSALS

The regulations of the SEC require any shareholder wishing to include a proposal in our proxy statement for our 2016 annual meeting of shareholders to present the proposal to Xenith Bankshares at One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219, no later than November 20, 2015. Proposals should be directed to the attention of our Corporate Secretary. We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Our bylaws provide that a Xenith Bankshares shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to our Corporate Secretary. With respect to an election to be held at an annual meeting of shareholders, our bylaws will require that such notice generally must be delivered not later than the close of business on the 120th day prior to the anniversary of the immediately preceding year’s annual meeting.

•	The shareholder’s notice is required to include:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a holder of record of shares of Xenith Bankshares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors and must include a consent signed by each such nominee to serve as a director of Xenith Bankshares if so elected;

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of Xenith Bankshares;

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing; and

•	a representation that the shareholder will notify Xenith Bankshares in writing of any changes to the information provided pursuant to the items above that are in effect as of the record date for the relevant meeting.

In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice will have to be delivered to our Corporate Secretary within the time limits described in the immediately preceding paragraph. The shareholder’s notice is required to contain as to each matter of business:

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, with respect to such business, and the reasons for conducting such business at the meeting;

•	the name and address of record of the shareholder proposing such business;

•	the class and number of shares of our common stock that are beneficially owned by the shareholder;

•	any material interest of the shareholder in such business;

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of Xenith Bankshares;

•	a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing; and

•	a representation that the shareholder will notify us in writing of any changes to the information provided pursuant to the items above that are in effect as of the record date for the relevant meeting.

Because our 2015 annual meeting is to be held on May 7, 2015, written notice of a shareholder nomination for director for the 2016 annual meeting or other shareholder proposal to be acted on at the 2016 annual meeting will have to be delivered to our Corporate Secretary not later than the close of business on January 8, 2016. These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

COMMUNICATIONS AND COMPANY DOCUMENTS

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors may do so by writing the Chairman of the Board of Directors, Xenith Bankshares, Inc., One James Center, 901 East Cary Street, Suite 1700, Richmond, Virginia 23219. The Board of Directors has adopted procedures for the handling of communications from shareholders and other interested parties to the Board of Directors, any Board committee or specified individual directors, including the non-management or independent directors, individually or as a group, and has directed the Corporate Secretary to act as its agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board of Directors are to be forwarded to the Chairman of the Board. The Chairman is responsible for determining whether further distribution is appropriate and, if so, whether to the full Board of Directors or one or more individual Board members. Communications that relate to matters that are within the responsibility of one of the Board committees are to be forwarded to the chairman of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate member of management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but are made available to any director who wishes to review them.

Corporate Governance Materials

Our Corporate Governance Guidelines, including our independence standards for members of the Board of Directors, Code of Business Conduct and Ethics and the charters of the Audit and Compliance Committee and Governance and Compensation Committee are available at www.xenithbank.com under “Corporate Governance” under “Investor Relations” under “About Us.” Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Copies of the 2014 Annual Report and Proxy Materials

A copy of our 2014 annual report was made available with this proxy statement. These documents are available at www.investorvote.com/XBKS. We have also filed a copy of our 2014 Form 10-K and this proxy statement with the SEC, which are available on its website at www.sec.gov, and are also available on our website at www.xenithbank.com under “Documents” under “SEC & Other Filings” under “Investor Relations” under “About Us.”

Shareholders may request copies of our 2014 annual report and this proxy statement, without charge, from:

Xenith Bankshares, Inc.

Attention: Thomas W. Osgood

One James Center

901 East Cary Street

Suite 1700

Richmond, Virginia 23219

(804) 433-2200

We will deliver a list of exhibits to our 2014 Form 10-K, showing the cost of each, with the copy of our 2014 Form 10-K. We will provide any of the exhibits upon payment of the charge noted on the list. Exhibits to our 2014 Form 10-K are also available on the SEC’s website at www.sec.gov.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or our 2014 Form 10-K by contacting us as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting us as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in their discretion.

By Order of the Board of Directors

Ronald E. Davis, Corporate Secretary

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on May 7, 2015.

Vote by Internet • Go to www.investorvote.com/xbks • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.								+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Larry L. Felton	☐	☐	02 - Palmer P. Garson	☐	☐	03 - Patrick D. Hanley	☐	☐

04 - Peter C. Jackson	☐	☐	05 - T. Gaylon Layfield, III	☐	☐	06 - Michael A. Mancusi	☐	☐

07 - Robert J. Merrick	☐	☐	08 - Scott A. Reed	☐	☐	09 - Mark B. Sisisky	☐	☐

10 - Thomas G. Snead, Jr.	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratification of the appointment of BDO USA LLP as the independent public accounting firm for the Company for the fiscal year ending December 31, 2015.	☐	☐	☐	3. Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give their full title. The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting and at any adjournments or postponements thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	1UPX	+

                                 02104D

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — XENITH BANKSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS — May 7, 2015, 10:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick D. Hanley, T. Gaylon Layfield, III and Scott A. Reed, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as provided on the other side hereof and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Xenith Bankshares, Inc. (the “Company”) to be held at The Country Club of Virginia, 6031 St. Andrews Lane, Richmond, Virginia on Thursday, May 7, 2015, at 10:00 a.m., Eastern Time, or at any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted FOR the election of all directors, FOR Proposal No. 2 and FOR Proposal No. 3.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.